Exhibit 99.1

For Release October 21, 2009
4:00 P.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Third Quarter Results and Cash Dividend

Lexington, S.C.  October 21, 2009 - Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported operating income for the third quarter of 2009 and for year-to-date 2009.  Operating income available to common shareholders for the third quarter was $511,000, as compared to $249,000 in the second quarter of 2009.  Operating diluted earnings per share available to common shareholders were $0.16 in the third quarter, as compared to $0.08 in the second quarter.

Operating income for the nine months ended September 30, 2009 was $1.2 million or $0.36 per diluted share.

The Company also announced today a non-cash goodwill impairment charge of $27.8 million or $8.51 per diluted share that represents the complete write-off of the Company’s unamortized intangibles.  Goodwill arises from business acquisitions and represents the value attributable to unidentifiable intangible elements in the business acquired.  In accordance with accounting guidance (FAS 142), management regularly conducts a test to assess fair value in the current economic environment, as compared to the value determined at the time of acquisition.

The third quarter 2009 analysis and valuation process resulted in management’s determination that goodwill was impaired.  This determination is reflective of the impact of the current economic environment and its affect on the banking industry and our Company.  The calculation of fair value as part of the goodwill impairment test is subject to significant management judgment and estimates.  Industry-wide, market capitalization and acquisition multiples have significantly declined since 2004 and 2006, which are the dates of the acquisition of Dutchfork Bankshares and DeKalb Bancshares, respectively.  The Company has experienced the same trend, with a decline in its market price per share and an extended period of time trading at a discount to book value and tangible book value.  This non-cash charge is the accounting recognition of these events.  Given the non-cash nature of a goodwill charge, this non-interest expense item has no adverse impact upon the Company’s capital, liquidity position, operating performance or the Company’s prospects for future earnings.  This charge results in a reported loss of $27.3 million or $8.35 per diluted share for the quarter.

Capital and Cash Dividend

At the end of the third quarter, the Company’s regulatory capital ratios (Leverage, Tier 1 Risk Based and Total Risk Based) were 8.19%, 11.74%, and 12.78% respectively.  This compares to the same ratios at the end of the second quarter of 8.16%, 11.90%, and 12.87% respectively.  Additionally, it should be noted that these ratios are all well above the required minimums of 5%, 6%, and 10% respectively, to be deemed a “well capitalized” financial institution.  Further, the

Company’s ratio of tangible common equity to tangible assets improved from 4.33% at June 30, 2009 to 4.69% at September 30, 2009.

The Corporation also announced that the Board of Directors has approved a cash dividend for the third quarter of 2009.  The Company will pay a $0.04 per share dividend to holders of the Company’s common stock.  This dividend is payable November 16, 2009 to shareholders of record as of November 2, 2009.

Asset Quality

Asset quality remained a real strength of the Company.  Non-performing assets at September 30, 2009 were $7.6 million, which represents 1.21% of total assets.  The Company believes that this ratio compares very favorably to its peer group, which has a ratio in excess of 2.50%.  Additionally, net loan charge offs during the third quarter were $242,000, which represents a decrease from $809,000 in the prior quarter.  With a loan loss provision during the quarter of $665,000, which exceeded net loan charge offs, the allowance for loan and lease losses grew to $4.6 million, which is 1.32% of total loans.

Balance Sheet

The total assets of the Company declined by $18.6 million (2.86%) on a linked quarter basis.  This decrease is due to the previously mentioned goodwill impairment.  It should be noted that the loan portfolio grew by $13.6 million (4.4%) during the quarter.  This growth was primarily funded by growth in core deposits of $11.0 million (3.3%).  The Company also slightly reduced its Federal Funds Sold position and purchased investment securities (primarily GNMAs and SBAs) during the quarter to take advantage of the steep yield curve.  Mike Crapps, President and CEO, noted, “We are pleased with the improved mix on both sides of the balance sheet.  At a time when many financial institutions are constrained by credit quality and capital concerns, we continue to focus on assisting our customers with financial solutions to their highest priorities and greatest opportunities.”

Net Interest Income/Net Interest Margin

Net interest income increased by $159,000 (3.7%) on a linked quarter basis, driven primarily by the above-mentioned asset mix improvement.  The net interest margin also improved on a linked quarter basis from 3.04% to 3.11%.  Crapps commented, “The improvement in net interest margin is significant for our Company and we are pleased to have some forward momentum in this metric as we move into the fourth quarter.”

Non-Interest Income

Non-interest income for the third quarter was negatively impacted by a fair value adjustment and an Other Than Temporary Impairment (OTTI) write-down.  The fair value adjustment reflects the change in value of an interest rate swap purchased in October 2008 to protect against the impact of rising interest rates.  Rates declined at the end of the third quarter, benefiting the Company in other ways but negatively impacting the value of this swap.  The OTTI was related to certain securities purchased in 2007 and early 2008, and reflects the stress on the mortgage backed security market.  The determination of an OTTI charge is based on models that project future cash flows, which are discounted to a present value and then compared to book value.

Non-interest income for the quarter also included the gain on sale of securities, deposit service charges, residential mortgage origination fees, and financial planning/investment advisory fees.

Non-Interest Expense

Non-interest expense, excluding the goodwill impairment, decreased from the prior quarter by $270,000.  This is attributable to the FDIC insurance special assessment charged to all banks in the second quarter, which impacted the Company by $300,000.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

		At September 30,		December 31,
		2009	2008	2008

Total Assets		$632,120	$633,865	$650,233
Investment Securities		221,088	221,853	235,075
Loans		345,428	324,333	332,964
Allowance for Loan Losses		4,558	3,664	4,581
Total Deposits		447,280	433,318	423,798
Securities Sold Under Agreements to Repurchase		19,269	27,352	28,151
Federal Home Loan Bank Advances		102,023	92,689	108,536
Junior Subordinated Debt		15,464	15,464	15,464
Shareholders’ Equity		42,165	57,015	68,156

Book Value Per Common Share		$9.62	$17.70	$17.76
Tangible Book Value Per Common Share		$9.12	$8.33	$8.50
Equity to Assets		6.67%	9.00%	10.48%
Tangible common equity to tangible assets		4.69%	4.44%	4.42%
Loan to Deposit Ratio		77.23%	74.85%	78.57%
Allowance for Loan Losses/Loans		1.32%	1.13%	1.38%

Regulatory Ratios:
Leverage Ratio		8.19%	6.74%	8.28%
Tier 1 Capital Ratio		11.74%	10.74%	12.58%
Total Capital Ratio		12.78%	11.70%	13.73%

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Average Total Assets	$654,227	$635,539	$653,839	$612,684
Average Loans	340,451	321,601	334,991	316,064
Average Earning Assets	577,610	560,191	575,253	537,077
Average Deposits	440,157	432,725	434,968	421,074
Average Other Borrowings	139,649	138,027	144,259	123,414
Average Shareholders’ Equity	67,812	59,098	68,242	62,332

Asset Quality
Nonperforming Assets:
Non-accrual loans	$5,919	$1,732	$5,919	$1,732
Other real estate owned	1,681	180	1,681	180
Accruing loans past due 90 days or more	17	132	17	132
Total nonperforming assets	$7,617	$2,044	$7,617	$2,044

Loans charged-off	$281	$443	$2,142	$650
Overdrafts charged-off	16	19	52	69
Loan recoveries	(39)	(14)	(89)	(100)
Overdraft recoveries	(4)	(9)	(25)	(30)
Net Charge-offs	$254	$439	$2,080	$589
Net Charge-offs to Average Loans	0.07%	0.14%	0.62%	0.19%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2009	2008	2009	2008	2009	2008	2009	2008

Interest Income	$7,714	$8,427	$7,662	$8,484	$7,919	$7,854	$23,295	$24,764
Interest Expense	3,233	3,990	3,340	3,997	3,609	3,866	10,182	11,854
Net Interest Income	4,481	4,437	4,322	4,487	4,310	3,988	13,113	12,910
Provision for Loan Losses	665	359	941	209	451	155	2,057	723
Net Interest Income After Provision	3,816	4,078	3,381	4,278	3,859	3,833	11,056	12,187
Non-interest Income:
Deposit service charges	599	750	576	657	556	664	1,731	2,071
Mortgage origination fees	159	130	246	145	217	186	622	459
Investment advisory fees and non-deposit commissions	85	85	103	70	149	88	337	243
Gain (loss) on sale of securities	291	(28)	9	—	354	(29)	654	(28)
Fair value gain (loss) adjustment	(185)	(8)	230	24	21	—	66	165
Other-than-temporary-impairment write-down on securities	(179)	(8,163)	(85)	(6,162)	(657)	149	(921)	(14,325)
Other	390	396	423	365	408	364	1,221	1,098
Total non-interest income	1,160	(6,838)	1,502	(4,901)	1,048	1,422	3,710	(10,317)
Non-interest Expense:
Salaries and employee benefits	2,112	1,987	2,127	2,006	2,013	1,901	6,252	5,894
Occupancy	307	298	289	281	300	279	896	858
Equipment	321	314	304	317	319	325	944	956
Marketing and public relations	99	94	55	98	107	203	261	395
FDIC assessment	215	56	566	56	121	54	902	166
Amortization of intangibles	156	123	155	123	155	138	466	384
Impairment of goodwill	27,761	—	—	—	—	—	27,761	—
Other	949	999	933	899	1,009	748	2,891	2,645
Total non-interest expense	31,920	3,871	4,429	3,780	4,024	3,648	40,373	11,298
Income (loss) before taxes	(26,944)	(6,631)	454	(4,403)	883	1,607	(25,607)	(9,428)
Income tax expense (benefit)	141	(2,686)	40	(921)	311	484	492	(3,123)
Net Income (loss)	(27,085)	$(3,945)	414	$(3,482)	$572	$1,123	$(26,099)	$(6,305)
Preferred stock dividends	165	—	165	—	164	—	493	—
Net income available to common shareholders	$(27,250)	$(3,945)	$249	$(3,482)	$408	$1,123	$(26,592)	$(6,305)

Per share data:
Net income (loss), basic	$(8.35)	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$(8.17)	$(1.97)
Net income (loss), diluted	$(8.35)	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$(8.17)	$(1.97)

Average number of shares outstanding - basic	3,261,631	3,205,148	3,239,863	3,198,598	3,231,411	3,205,676	3,255,020	3,203,148
Average number of shares outstanding - diluted	3,261,631	3,205,148	3,239,863	3,198,598	3,231,411	3,240,530	3,255,020	3,203,148

Net Interest Margin (non taxable equivalent)	3.08%	3.15%	3.02%	3.26%	3.05%	3.21%	3.05%	3.21%
Net Interest Margin (taxable equivalent)	3.11%	3.18%	3.04%	3.33%	3.08%	3.30%	3.07%	3.27%

Reconciliation of GAAP Net Income available to common shareholders to operating earnings available to common shareholders: (1)
Net income available to common shareholders (GAAP)	(27,250)	(3,945)	249	(3,482)	408	1,123	(26,592)	(6,305)
Goodwill impairment	27,761	—	—	—	—	—	27,761	—
Operating earnings available to common shareholders	$511	$(3,945)	$249	$(3,482)	$408	$1,123	$1,169	$(6,305)

Per share data:
Net income (loss) diluted (GAAP)	$(8.35)	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$(8.17)	$(1.97)
Goodwill impairment	8.51	—	—	—	—	—	8.53	—
Net income (loss) diluted - operating earnings	$0.16	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$0.36	$(1.97)

(1) Operating earnings equals GAAP net loss plus one time impairment of goodwill

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